UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 1, 2008

NetApp, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-27130	77-0307520
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

495 East Java Drive, Sunnyvale, California		94089
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(408) 822-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement.

On December 1, 2008, NetApp Inc. (the "Company") terminated its existing financing, construction and leasing arrangement, dated as of February 1, 2008, as amended on April 9, 2008 (such arrangement, the "Synthetic Lease"), relating to a $48,950,000 financing, construction and leasing agreement with BNP Paribas Leasing Corporation ("BNPPLC") for a building located in Sunnyvale, California.

Under the terms of the transaction documents, the Company had agreed to lease its land to BNPPLC for a period of 99 years, as the construction manager for BNPPLC, to complete construction of an office building by approximately January 2010, and to lease the completed building from BNPPLC for a term expiring in February 2015.

In light of the current economic environment and the Company’s focus on managing expenses, on December 1, 2008, the Company terminated the Synthetic Lease and repaid approximately $8,080,000 of the outstanding balance drawn under the construction allowance related thereto. No early termination penalties were incurred by the Company as a result of this termination.

In connection with this termination, the Company’s future real estate lease payments as disclosed in the Contractual Obligations within Item 2. Management’s Discussion and Analysis of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 24, 2008, as filed on December 3, 2008, will be reduced by a total of approximately $52,793,000 for the 5-year lease period beginning January 2010 through January 2015.

The foregoing description of the termination agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Agreement Concerning Ground Lease, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for period ending January 23, 2009.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

The disclosure provided in Item 1.02 "Termination of a Material Definitive Agreement" is incorporated by reference into this Item 2.04 as if fully set forth herein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetApp, Inc.

December 4, 2008	By:	/s/ Andrew Kryder

Name: Andrew Kryder
Title: Secretary, General Counsel, and